EXHIBIT 10.1

July 18, 2005

Joan Hilson

Dear Joan,

I am pleased to offer you the position of Senior Vice President-Finance for American Eagle Outfitters, Inc. or its designated subsidiary (the "Company"). The following summarizes the terms and conditions of your employment.

Position and Duties: You will be employed as Senior Vice President-Finance, with such authority and duties as are customary for the position, and shall perform such other services and duties as the CEO or Board may from time to time designate. It is our intent that, depending on your assimilation in our business, development and contributions, you should be promoted to the position of Chief Financial Officer of the Company within 12 to 18 months of the start of your employment.

Start Date: Your first day of active employment for the Company will be on or before September 1, 2005.

Annual Base Salary: For our 2005 fiscal year, your base salary will be at an annual rate of $430,000.00 payable in accordance with Company's payroll practices for executive employees.

Sign-On Bonus and Replacement Bonus: A one time sign-on cash bonus of $50,000.00 (before tax) will be paid to you within 30 days after your start date. A sign-on bonus payback agreement is enclosed for your review and signature. The Company will also pay you a one time bonus equal to the amount of your spring 2005 incentive bonus at your current employer, which you have indicated is up to 40% of your annual target bonus, upon your establishing to the Company's satisfaction the amount that you would have actually been paid for that bonus by your current employer if you had not accepted this offer.

Annual Incentive Bonus: For fiscal years after 2005, you will be eligible to receive an annual incentive bonus targeted at 50% of your annual base salary in each fiscal year or other performance period established under Company's Management Incentive Plan" ("the Bonus Plan"), with a maximum annual incentive bonus equal to 100% of your annual base salary. The Bonus Plan conditions the payment of this annual performance bonus based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Compensation Committee of the Board of Directors (the "Committee"). The Committee must verify that the performance goals and other material terms are met prior to payment. It is the parties' intention that the Bonus Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes the amount of any annual incentive bonus. Notwithstanding the forgoing, if your start date is on or before September 1, 2005, then your annual incentive bonus for fiscal 2005 will be targeted at 50% of your full annual base salary, or $215,000.00, based on Company EPS performance goals established by the Committee and conditioned on your continuous employment with the Company through the date in 2006 when executive fiscal 2005 annual incentive bonuses are paid, and you are not eligible for an annual incentive bonus above the targeted 50% amount for fiscal 2005 even if performance goals are achieved or exceeded. If your start date is after September 1, 2005, then the amount of your annual incentive bonus for fiscal 2005 will be based on the prorated amount of your base salary actually paid to you in fiscal 2005 and not your full annual base salary of $430,000.00.

Long Term Incentive Cash Plan. You will be eligible to receive a long term incentive bonus under the Bonus Plan (the "LTI Plan"), where an amount targeted at 25% of annual base salary and a maximum of 50% of base salary will be contributed to your LTI bonus account, conditioned on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee. The Committee must verify that the performance goals and other material terms have been met prior to crediting the LTI bonus account. You will receive payment of: (a) one-third of the amount in your LTI bonus account in each fiscal year beginning in fiscal 2008; (b) the entire amount in your LTI bonus account on death, disability or retirement; and (c) no amount of your LTI bonus account, which will be forfeited, on any voluntary termination of employment, unless specifically excepted by mutual agreement under the terms of the voluntary termination, and excluding amounts earned and otherwise payable but deferred under the Company's deferred compensation plan. It is the parties' intention that the LTI Plan be adopted and administered in a manner that enables the Company to deduct for federal income tax purposes all amounts paid pursuant to the LTI Plan. If your start date is on or prior to September 1, 2005, then your LTI bonus calculation for fiscal 2005 will be targeted at 25% of your full year base salary or $107,500.00 and not a prorated portion of your base salary and you are not eligible for an annual incentive bonus above the targeted 25% amount for fiscal 2005 even if performance goals are achieved or exceeded. If your start date is after September 1, 2005, then your LTI bonus calculation for fiscal 2005 will be based on a prorated portion of your full year base salary based on the actual amount of base salary paid to you in fiscal 2005. No amount of your LTI bonus is guaranteed and the entire amount will depend on whether applicable performance goals are achieved.

Restricted Stock: You will receive 7,000 shares of restricted stock in a grant made by the Committee pursuant to and subject to all terms and conditions set forth in Company's 2005 Stock Award and Incentive Plan ("the 2005 Plan"). Pursuant to the terms of the 2005 Plan, the Committee will condition the vesting of this restricted stock based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee. The Committee must verify that the performance goals and other material terms are met prior to vesting. If the performance goals are not met then the restricted stock will be forfeited. It is the parties' intention that the 2005 Plan be adopted and administered in a manner that enables the Company to deduct for federal income tax purposes the full value of all restricted stock grants. For fiscal 2005, your performance goals to earn the restricted stock will be individual performance goals, not Company goals, which 2005 Individual Performance Goals are attached to this letter and incorporated herein by reference. The 7,000 shares will vest upon completion of the Individual Performance Goals, even if those goals are achieved after fiscal 2005 as a result of a later start date. This grant of 7,000 shares is in addition to the equity award that you will be eligible to receive under the 2005 Plan for fiscal 2006.

Relocation: You will be eligible for a full relocation package as outlined in the American Eagle Outfitter's, Inc. Relocation guide. (Relocation guide and payback agreement enclosed). In addition, the Company will use the services of the Lexicon Company to provide you the opportunity to sell your existing home at an appraised value. Please contact Lee Ann Rohan once you accept this offer.

Benefit Plans: You will be entitled to participate in employee benefit plans, including any profit sharing or 401(k) plans; group life, health, hospitalization and disability insurance plans; deferred compensation plans; discount privileges; and other employee welfare benefits made available generally to, and under the same terms as, the Company's other executives. The Company will pay any COBRA premiums for continued coverage under your existing health plan until you are eligible for coverage under the Company's group health insurance.

At Will Employment: The Company is an "at will" employer. This means that you can terminate your employment at anytime and for any reason and the Company can also terminate your employment at any time and for any reason. Notwithstanding the foregoing, if you accept this offer and are unable to begin active employment with the Company as a result of your non-competition agreement with your current employer, then the Company will pay you your base salary, replacement bonus and Cobra benefit for up to the six month period during which you are prevented from working for the Company; provided that you will cooperate with the Company at its expense and use your best efforts to resolve any such issue and further provided further that you shall provide such permissible services to the Company or any of its affiliates as the Company may direct during this interim period. The payment by the Company of your base salary during this period shall be reduced by any payment that you receive from your current employer pursuant to your non-competition agreement.

Confidentiality, Non-competition and Intellectual Property Agreement: Your employment is conditioned upon your execution of the form of Confidentiality, Non-Competition and Intellectual Property Agreement in the form attached to this letter.

References/Drug Screen: Your hiring and employment with American Eagle are contingent upon successful completion of your references and your submission to and passing of a pre-hire drug screen. If you begin work with American Eagle before your references are checked and/or before your drug screen occurs or American Eagle has received its results, and if either your reference check results are unacceptable or you refuse to submit to or fail to pass your pre-hire drug screen requirement, your contingent employment will be terminated.

We very much look forward to you becoming a member of the American Eagle Outfitters team. Please sign and date one copy of this letter and the attached agreements and return them to me to indicate you understand and accept the terms; the additional copy is for your records. Please let me know if you have any questions.

Sincerely,

/s/ Laura Weil
Laura Weil
Executive Vice President and Chief Financial Officer

Agreed and accepted as outlined above:

/s/ Joan Hilson	7/20/05
Joan Hilson	Date